                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION,
                             WASHINGTON, D.C. 20549

                           --------------------------

                                SCHEDULE 13E-3/A

                        RULE 13E-3 TRANSACTION STATEMENT
       (PURSUANT TO SECTION 13(E) OF THE SECURITIES EXCHANGE ACT OF 1934)

                                GB Holdings, Inc.
                          ----------------------------
                              (Name of the Issuer)

                                GB Holdings, Inc.

                   Atlantic Coast Entertainment Holdings, Inc.
               --------------------------------------------------
                      (Name of Person (s) Filing Statement)

            GB Holdings, Inc. common stock, par value $0.01 per share
     -----------------------------------------------------------------------
                         (Title of Class of Securities)

                                    36150A109
                                    ---------
                      (CUSIP Number of Class of Securities)

                                GB HOLDINGS, INC.
                            C/O SANDS HOTEL & CASINO
                         INDIANA AVENUE & BRIGHTON PARK
                         ATLANTIC CITY, NEW JERSEY 08401
                            TELEPHONE: (609) 441-4000
                                       and
                   ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC.
                            C/O SANDS HOTEL & CASINO
                         INDIANA AVENUE & BRIGHTON PARK
                         ATLANTIC CITY, NEW JERSEY 08401
                            TELEPHONE: (609) 441-4000

  (Name, Address and Telephone Numbers of Persons Authorized to Receive Notices and Communications on Behalf of Person (s) Filing Statement)

                              PHYLLIS LETART, ESQ.
                            C/O SANDS HOTEL & CASINO
                         INDIANA AVENUE & BRIGHTON PARK
                         ATLANTIC CITY, NEW JERSEY 08401
                            TELEPHONE: (609) 441-4633

                                 with copies to:

                               JOEL A. YUNIS, ESQ.
                               WAYNE A. WALD, ESQ.
                          KATTEN MUCHIN ZAVIS ROSENMAN
                               575 MADISON AVENUE
                            NEW YORK, NEW YORK 10022
                            TELEPHONE: (212) 940-8800

    This statement is filed in connection with (check the appropriate box):

     a. [X] The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.

     b. [X] The filing of a registration statement under the Securities Act of 1933.

     c.   [ ] A tender offer.

     d.   [ ] None of the above.

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: [X]

Check the following box if the filing is a final amendment reporting the results of the transaction: [ ]

                            CALCULATION OF FILING FEE

------------------------------------------------------------------------------
    Transaction Valuation*                  Amount of Filing Fee**
------------------------------------------------------------------------------
       $28,500,000.00                             $2305.65
------------------------------------------------------------------------------

* The transaction valuation was based upon the aggregate shares outstanding of GB Holding, Inc. multiplied by the average of the high and low share price as quoted on the American Stock Exchange on November 12, 2003.

** The amount of the filing fee was calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934.

[X] Check the box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:   $2,513.55        Filing Party: Atlantic Coast Entertainment Holdings, Inc.
                                                         -------------------------------------------
Form or Registration No.: 333-110484       Date Filed:   November 14, 2003

                       SECTION 13E-3 TRANSACTION STATEMENT


ITEM 15. ADDITIONAL INFORMATION

         Due to a malfunction during the edgarizing process with respect to the initial filing, conformed signature pages are being filed under separate cover from the initial filing on Schedule 13E-3.










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


                                   SIGNATURES

         After due inquiry and to the best of their knowledge and belief, each of the undersigned does certify that the information set forth in this statement is true, complete and correct.



                                   GB HOLDINGS, INC.


                                   By: /s/ Timothy A. Ebling
                                       ----------------------------------
                                       Name:   Timothy A. Ebling
                                       Title:  Chief Financial Officer

                                   ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC.


                                   By: /s/ Timothy A. Ebling
                                       ----------------------------------
                                       Name:   Timothy A. Ebling
                                       Title:  Chief Financial Officer




Dated:  November 13, 2003




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


                                   SIGNATURES

         After due inquiry and to the best of their knowledge and belief, each of the undersigned does certify that the information set forth in this statement is true, complete and correct.



                                   GB HOLDINGS, INC.


                                   By: /s/ Timothy A. Ebling
                                       ----------------------------------
                                        Name:   Timothy A. Ebling
                                        Title:  Chief Financial Officer

                                   ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC.


                                   By: /s/ Timothy A. Ebling
                                       ----------------------------------
                                        Name:   Timothy A. Ebling
                                        Title:  Chief Financial Officer




Dated:  November 17, 2003





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